Exhibit 99.1

Stanley Black & Decker To Acquire Tools Business Of Newell Brands

New Britain, Connecticut, October 12, 2016

•	Enhances Stanley Black & Decker’s Strong Brand Portfolio With Addition Of Irwin® & Lenox® Brands;

•	Increases Global Cross-Branding Opportunities For Tools & Storage Business;

•	Acquisition Consistent With Stanley Black & Decker’s Growth Strategy;

•	EPS Accretion, Excluding Charges, Of Approximately $0.15 Per Share Expected In Year One, Increasing To Approximately $0.50 Per Share By Year Three

Stanley Black & Decker (NYSE: SWK), an S&P 500 global diversified industrial company, announced today that it has entered into a definitive agreement to acquire the Tools business of Newell Brands (“Newell Tools”), which includes the highly attractive industrial cutting, hand tool and power tool accessory brands Irwin® and Lenox®, for $1.95 billion in cash.

Newell Tools is an industry leader with an array of strong brands and products that are highly complementary to Stanley Black & Decker. With LTM revenues of approximately $760 million, and low to mid-single digit average sales growth since 2011, Newell Tools is well-positioned to enhance the offerings and broaden the reach of Stanley Black & Decker’s global tools and storage business. Newell Tools operates a global manufacturing footprint, maintains strong distribution relationships in its served markets, and has more than 2,500 employees around the world.

Stanley Black & Decker’s President and Chief Executive Officer, James M. Loree commented, “Newell Tools is an important step in our quest to further strengthen our presence in the global tools industry. The addition of the iconic Lenox® brand and very strong Irwin® brand, as well as their associated power tool accessory and hand tool products, opens up exciting new sources of global growth in similar ways, albeit on a smaller scale, to what Black + Decker did in recent years. Thus, the acquisition of Newell Tools, our first major acquisition since 2013, will provide both a source of inorganic growth in year one and an organic boost thereafter. SFS 2.0, our operating system, with its growth enhancing elements of digital excellence, commercial excellence and breakthrough innovation will also be deployed to rev up organic growth. This transaction, with our multi-faceted approach to revenue expansion, is entirely consistent with our strategy of driving above-market growth in a low growth world.”

Stanley Black & Decker expects the transaction to result in annual cost synergies of approximately $80 - $90 million by year three. The purchase price of $1.95 billion represents a LTM EBITDA multiple of approximately 13x (approximately 8x post-synergies). The acquisition is expected to be approximately $0.15 accretive to earnings per share (EPS) in year one post-closing (increasing to approximately $0.50 per share by year three), excluding approximately $125 to $140 million of restructuring and other deal related costs and approximately $40 million of non-cash inventory step-up charges, which in the aggregate will largely be incurred during years one and two. The Company expects to fund the acquisition with a combination of available cash and debt.

The transaction, which is subject to customary closing conditions, including regulatory approvals, is expected to close in the first half of 2017.

The Company will host a conference call with investors today, Wednesday, October 12, 2016 at 11:00 am EDT. A presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

The call will be accessible by telephone at 1 (877) 930-8285 and from outside the U.S. at 1 (253) 336-8297 (Conference ID 96141607); also, via the Internet at www.stanleyblackanddecker.com. To listen, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. A replay will also be available two hours after the call and can be accessed at (855) 859-2056 or (404) 537-3406 by entering the Conference identification number 96141607. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, healthcare solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Newell Tools is a leader in the hand tools and power tool accessories space providing premium high-quality products to the tradesmen and professionals who build and maintain the world’s infrastructure. Learn more at www.newellbrands.com.

Contact: Greg Waybright
Vice President, Investor & Government Relations
greg.waybright@sbdinc.com
(860) 827-3833

Cautionary Note Regarding Forward-Looking Statements

Stanley Black & Decker makes forward-looking statements in this press release which represent its expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward looking statements made in this press release, include, but are not limited to, statements concerning: the consummation of the acquisition; Newell Tools’ business complementing and expanding Stanley Black & Decker’s existing operations; cost savings and synergies and revenue synergies; and accretion to earnings per share.

You are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are not guarantees of future events and involve risks, uncertainties and other known and unknown factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including, but not limited to, the failure to consummate, or a delay in the consummation of, the transaction for various reasons; failure to successfully integrate the Newell Tools business and achieve expected cost and revenue synergies; or the acquisition-related charges being greater than anticipated.

Forward-looking statements made herein are also subject to risks and uncertainties, described in: Stanley Black & Decker's 2015 Annual Report on Form 10-K, its subsequently filed Quarterly Reports on Form 10-Q; and other filings Stanley Black & Decker makes with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. Stanley Black & Decker makes no commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement.

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